Exhibit 99.1

Imperial announces appointment of David W. Cornhill to its board of directors

Calgary, AB – November 29, 2017 – Imperial Oil Limited is pleased to announce the appointment of David W. Cornhill to Imperial’s board.

Mr. Cornhill is currently the chairman of the board and founder of AltaGas Ltd. Mr. Cornhill founded AltaGas on April 1, 1994 and served as chairman of the board and chief executive officer until April 15, 2016. Mr. Cornhill has over 35 years of experience with leading energy and energy infrastructure companies, and more than 25 years in C-suite positions.

Mr. Cornhill is an experienced leader in the business community and is a strong supporter of communities and community collaboration, investment and enhancement. Over the years he has been actively involved in creating opportunities for shared value through mutually beneficial partnerships with community organizations and educational initiatives including through the establishment of several scholarships.

Mr. Cornhill holds a Bachelor of Science (Hons.) degree and a Master of Business Administration degree, both from the University of Western Ontario and was awarded an honorary Doctor of Laws degree by the University in 2015. He is also a member of the Ivey Advisory Board.

For further information:

Investor Relations	Media Relations
(587) 476-4305	(587) 476-7010

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil and natural gas, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.